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                                                                    Exhibit 10.1


               ALL DOCUMENTARY STAMPS HAVE BEEN PAID ON THIS NOTE



                                 PROMISSORY NOTE



     $8,000,000                                        AS OF DECEMBER 30, 2003

         FOR VALUE RECEIVED, the undersigned LEVITT CORPORATION, a Florida corporation ("BORROWER") promises to pay to the order of BANKATLANTIC BANCORP, INC., a Florida corporation (the "LENDER"), in immediately available funds, the sum of EIGHT MILLION DOLLARS, ($8,000,000), together with interest thereon on the unpaid principal amount from time to time outstanding at the Interest Rate (as such term is defined herein). The Borrower may repay and prepay, the principal amount hereof at any time prior to the Maturity Date (as such term is defined herein), without penalty or premium.

         All amounts due hereunder shall be payable in lawful currency of the United States of America to Lender at 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304, or at such other place in the United States as the Lender may designate in writing prior to the due date of such payment hereunder.

         Until the Maturity Date (as defined herein), whether by acceleration or otherwise, interest on the unpaid principal balance of this Note from time to time outstanding shall be payable monthly on the first day of each month, starting on the first day of the month following the month in which this Note is signed. This Note shall mature and the principal balance hereunder, together with all accrued and unpaid interest thereon, shall become due and payable on December 30, 2008 (the "MATURITY DATE"). Payments received under this Note shall be applied first to accrued and unpaid interest, and the balance, if any, to principal. Borrower may prepay this Note in whole or in part without penalty or premium.

         Interest shall be determined for each day by multiplying a daily interest factor (based on the Interest Rate then in effect divided by 360) by the unpaid principal balance outstanding for such day. Interest shall be calculated and accrue on each Advance (as defined herein) of the principal of this Note from and including the day on which such Advance is made.

         For purposes of this Note, the term "INTEREST RATE" shall mean the annual prime rate of interest, as published in the Southeast Edition of THE WALL STREET JOURNAL ("PRIME RATE" and if a range of interest rates is so published, the mid point of such range) with each change in the Prime Rate as so published being given effect in the daily calculation of interest hereunder PLUS the Escalating Spread. As used herein, the "ESCALATING SPREAD" shall mean the following schedule of interest premiums that shall be added to the Prime Rate in calculating the Interest Rate hereunder:


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         Period                                      Escalating Spread
         ------                                      -----------------

         Commencing June 30, 2004                    0%
         Commencing December 30, 2004                0.25%, p.a.
         Commencing June 30, 2005                    0.50%, p.a.
         Commencing December 30, 2005                0.75%, p.a.
         Commencing June 30, 2006                    1.00%, p.a.
         Commencing December 30, 2006                1.25%, p.a.
         Commencing June 30, 2007                    1.50%, p.a.
         Commencing December 30, 2007                1.75%, p.a.
         Commencing June 30, 2008                    2.00%, p.a.
         Commencing December 30, 2008                2.25%, p.a.

         The Interest Rate shall be computed and adjusted as of the date of any change in the Prime Rate; PROVIDED, HOWEVER, that the Interest Rate shall never exceed the maximum rate allowed by applicable law. Lender shall invoice Borrower setting forth the interest due for each month at least five (5) days in advance of the payment date.

         Nothing herein contained, nor in any instrument or transaction related hereto, shall be construed or so operate as to require the Borrower, or any person liable for the payment of the loan made pursuant to this Note, to pay interest in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by the Borrower, or any parties liable for the payment of the loan made pursuant to this Note, result in the computation or earning of interest in excess of the highest rate permissible under applicable law, then any and all such excess shall be and the same is hereby waived by the holder hereof, and all such excess shall be automatically credited against and in reduction of the principal balance, and any portion of said excess which exceeds the principal balance shall be paid by the holder hereof to the Borrower any parties liable for the payment of the loan made pursuant to this Note, it being the intent of the parties hereto that under no circumstances shall the Borrower, or any parties liable for the payment of the loan hereunder, be required to pay interest in excess of the highest rate permissible. This paragraph shall never be superseded or waived unless by written document executed by Lender and Borrower, expressly declaring the interest rate limitations and usury disclaimers in this Note to be null and void, and no other method or language shall be effective to supersede or waive this paragraph.

         Borrower shall pay the cost of all revenue tax, stamp tax, intangibles tax or other tax (other than taxes on Lender's net income or Lender's franchise taxes) previously, now or hereafter required by law at any time to be paid or affixed to this Note or any other agreements or documents relating hereto or executed in connection herewith. And, if any tax is now or hereafter imposed with respect to notes of the nature of this Note or debts of the nature of the obligations evidenced by this Note, Borrower agrees to pay to the Lender hereof upon demand the amount of such tax, together with any late charges, interest, fines or penalties, and Borrower hereby waives any contrary provision of any law or rule of court now or hereafter in effect. Borrower indemnifies Lender and holds the Lender harmless from any such taxes, penalties, late charges, or fines as may actually be or become due and payable; such indemnity to survive final payment of the monetary obligations evidenced by this Note.



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         Borrower covenants and agrees for the benefit of Lender as follows:

         (a) Borrower will keep in good standing, free from default (not cured within applicable cure periods) its obligations under its primary institutional borrowing arrangements, including amounts presently owed to Ohio Savings Bank, a federal savings bank (the "BANK DEBT");

         (b) Except in connection with the Bank Debt (or any refinancing thereof), for liens on taxes not yet due and otherwise arising by operation of law or in the ordinary course of business, and as the Lender may consent, Borrower shall not create or suffer to exist any material liens or encumbrances upon any of Borrower's assets;

         (c) Borrower will not cause or permit its dissolution, nor shall Borrower reorganize, consolidate with or merge into any other person or permit any other person to consolidate with or merge into it without the prior written consent of Lender;

         (d) Borrower shall not, without the prior written consent of Lender, sell or transfer any material assets outside of the ordinary course of its business, including but not limited to, sales or transfers of its operating subsidiaries, unless such sales or transfers are consummated on an arm's length basis.

         This Note is subordinate to Borrower's obligations under that certain loan agreement between Borrower and Ohio Savings Bank, a federal savings bank ("OSB"), dated as of September 15, 2000, all as more fully set forth in that certain subordination and standstill agreement among Lender, Borrower and OSB of even date herewith, as amended from time to time (the "SUBORDINATION AGREEMENT"), the terms of which are incorporated into this Note in their entirety by this reference.

          Each of following events shall constitute an event of default (an "EVENT OF DEFAULT") hereunder:

         (a) If Borrower shall fail to pay when due any interest or principal or any other sum payable to Lender hereunder, and such failure shall continue unremedied for ten (10) days after Borrower's receipt from Lender of written notice of such Event of Default; or

         (b) If Borrower shall fail or neglect to perform, keep or observe, or shall default with respect to any covenant with Lender which default is not cured within thirty (30) days after written notice, provided if same cannot be reasonably be cured within thirty (30) days and Borrower commences to cure within thirty (30) days and proceeds diligently to complete the cure, such cure period shall be extended to the earlier of actual cure or one hundred twenty (120) calendar days; or



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         (c)      If a final judgment for the payment of money in excess of
                  $1,000,000 shall be rendered against the Borrower and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, unless such judgment is fully covered by collectible insurance; or

         (d) Borrower shall: (i) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee, for a substantial part of any of its properties or assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against Borrower in which an order for relief is entered or which is not dismissed within thirty (30) days after entry of the order for relief; or if Borrower by any act or omission shall indicate its consent to, approval of or fail to timely object to any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver, or any trustee for Borrower or any substantial part of any of its properties or assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; (ii) generally not pay its debts as such debts become due or admit in writing its inability to pay its debts as they mature; or (iii) be "insolvent," as such term is defined in section 101 of title 11 of the United States Code.

          Upon the occurrence of any Event of Default, (a) all amounts of principal and/or interest and other sums due under this Note shall bear interest from the day when due until such amount is paid in full at the "DEFAULT RATE". As used herein, the "DEFAULT RATE" shall mean the Prime Rate plus five percentage points (5%) per annum; PROVIDED, HOWEVER, the Default Rate shall in no event exceed the maximum rate permitted by applicable law; (b) the entire unpaid principal amount of this Note and all unpaid interest accrued thereon shall, at the sole option of Lender upon notice to Borrower, become immediately due and payable; PROVIDED, HOWEVER, that upon the occurrence of an Event of Default specified in section (c), above, principal and interest on this Note shall become automatically due and payable without declaration, notice or demand by Lender; (c) Lender shall have the right to offset all amounts owed by Borrower hereunder against any amounts owed by Lender in any capacity to Borrower, whether or not due; and (d) Lender shall thereupon have the immediate right to exercise from time to time all rights and remedies now or hereafter available at law or in equity, including, if applicable, the rights of a secured party under the Uniform Commercial Code, all of which shall be cumulative in nature.

         Except as expressly set forth herein, Borrower, sureties, guarantors, and endorsers of this Note, jointly and severally, do hereby waive presentment for payment, demand, protest, notice of dishonor, diligence, collection and protest, and do each hereby waive notice of and consent to any and all extensions and renewals of this Note, or the release of all or any part of the any security that may be pledged for the payment of the Note, or release of any party liable for payment of this Note, from time to time, without notice, and hereby waive any and all notices and defenses of whatsoever kind and nature and waive the exhaustion of legal remedies hereon.



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         Borrower hereby agrees to pay to Lender all costs of collecting or attempting to collect this Note or protecting, defending, or enforcing such rights, including, without limitation, court costs and reasonable attorneys' fees, in addition to all principal, interest and other amounts payable under this Note.

         Any failure by Lender to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time. No amendment to or modification of this Note shall be binding upon Lender unless in writing and signed by it. Any provision hereof found to be illegal, invalid, or unenforceable for any reason whatsoever shall not affect the legality, validity, or enforceability of the remainder hereof. This Note shall apply to and bind the successors of Borrower and shall inure to the benefit of Lender, its successors and assigns; PROVIDED, HOWEVER, that Borrower may not assign its rights and obligations under this Note without the express prior written consent of Lender.

         Borrower represents and warrants to Lender (a) that the execution, delivery and performance of this Note: (i) has been duly authorized by all necessary acts and proceedings, corporate or otherwise, and (ii) does not violate, conflict with, or result in a violation or breach of the organizational documents of the Borrower, or any law, regulation, judgment, order, writ, agreement or understanding which is binding upon Borrower or its assets; and (b) this Note is the valid, legal and binding obligation of the Borrower, enforceable against Borrower in accordance with its terms.

         LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS, ANY OTHER DOCUMENTS ASSOCIATED WITH THE ADVANCES MADE HEREUNDER, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCMENT FOR THE LENDER EXTENDING CREDIT TO BORROWER.

         The Note shall be governed by and interpreted in accordance with the laws of the State of Florida.

           IN WITNESS WHEREOF, Borrower, by its duly authorized officer intending to be legally bound hereby, has caused this Note to be duly executed and delivered effective as of December 30, 2003.


                                       LEVITT CORPORATION

                                       By: _____________________________

                                       Its: _____________________________


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